EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 09/22/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.28%	-1.25%	6.82%
Class B Units	1.26%	-1.31%	6.16%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 22, 2006

The Grant Park Futures Fund reported trading gains during the past week as some weaker than expected economic data resulted in gains for positions in the domestic interest rate markets. Positions in the metal and energy sectors were also profitable; losses came mainly from the currency sector.

Long positions in the U.S. Treasury and Eurodollar markets posted gains after it was reported that the Philadelphia Fed manufacturing index moved into negative territory for the first time in three and a half years. Fixed income prices along every part of the yield curve rose when the index, which measures manufacturing conditions in the Philadelphia Federal Reserve district, came out at -0.4 versus the 14.5 figure that economists had expected. Analysts said that the release raised investors’ concerns of a possible recession and increased expectations that the Federal Reserve could possibly cut interest rates in January. The Federal Open Market Committee elected to leave short-term rates unchanged when it met last Wednesday.

Long positions in the base metals resulted in gains for the metal sector. Analysts cited worries over supply as a drop in inventories forced prices for nickel higher on the London Metals Exchange. Long positions in the copper market were also profitable.

Prices for crude oil and crude based products fell during the week resulting in gains for short positions in the energy sector. A combination of rising inventories and weakened demand sent the price of November crude oil to a settlement of $60.55 per barrel, $3.47 lower for the week. Unleaded gasoline fell 10.38 cents to close at $1.4712 per gallon while natural gas fell 48.3 cents to $5.881 per million British thermal units.

Lastly, long positions in the U.S. dollar versus the Japanese yen and Swiss franc lost ground as the unexpectedly low Philadelphia Fed index sent the greenback lower against both of those currencies.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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